RESELLER AGREEMENT (SAAS)

Effective Date: May 7, 2026

This **RESELLER AGREEMENT** (this "Agreement") is entered into as of May 7, 2026 (the "Effective Date") by and between **Skye AI USA, LLC**, a company organized and existing under the laws of Delaware, with its principal place of business at 300 Delaware Street, Suite 210, in the City of Wilmington, County of New Castle, Delaware 19801. **("SKYE")** and **HighTide Energy, Inc dba Accelevate Solutions,** a Delaware corporation, having a place of business at 4343 N. Scottsdale Rd., Suite 150, Scottsdale, AZ 85251 **("Accelevate")**, and the Approval of **Brand Engagement Network Inc,** a Delaware corporation, having a place of business at 300 Delaware Avenue, Suite 210, Wilmington, DE 19801 **("BEN")**.

1. DEFINITIONS

For the purposes of this Agreement, in addition to the capitalized terms defined elsewhere in this Agreement, the following terms shall have the meanings ascribed to them as follows:

1.1 **"Affiliate"** of a party means any corporation or other entity that such party directly or indirectly controls, is controlled by, or is under common control with. "Control," for purposes of this definition, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

1.2 **"SKYE Reseller Agreement"** means the agreement between Brand Engagement Networks, Inc, and SKYE AI USA, Inc., for the resale of BEN software and technological solutions dated 7th of May, 2026.

1.3. **"Customer(s)"** means individuals or entities to which ACCELEVATE has re-sold Services.

1.4 **"Customer Data"** means all electronic data or information submitted by Customers in connection with such Customers' use of the Services, including data provided by Customers' Users.

1.5 **"Deliverable"** means any software, equipment consultations, documentation and/or other materials prepared by SKYE for ACCELEVATE as described in an SOW.

1.6 **"Fees"** means the fees payable by ACCELEVATE to SKYE in connection with the re-sale of the Services to Customers and any products and services sold/leased/licensed to Customers in connection with or related to the Services.

1.7 **“Term”** has the meaning ascribed to that term in Section 8.1.

1.8 **“Level 1 Support”** means the service provided in response to a Customer’s initial contact requesting assistance with the Services.

1.9 **“Level 2/3 Support”** means the service required to resolve a Customer’s issues with the Services after Level 1 Support has been exhausted.

1.10 **“Malicious Code”** means viruses, worms, time bombs, Trojan horses and other harmful or malicious code, files, scripts, agents or programs.

1.11 **“Non-SKYE Applications”** means online applications and offline software products provided by entities or individuals other than SKYE and are clearly identified as such, and that interoperate with the Services.

1.12 **“Order Form”** means the documents for placing orders pursuant to this Agreement that are entered into between SKYE and ACCELEVATE (or Affiliates of SKYE and ACCELEVATE) from time to time, including addenda and supplements thereto. By entering into an Order Form pursuant to this Agreement, an Affiliate agrees to be bound by the terms of this Agreement as if it were an original party to this Agreement. Order Forms shall be deemed incorporated into this Agreement by reference.

1.13 **“Professional Services”** means the services to be provided by SKYE to ACCELEVATE as described in an SOW which may include, without limitation, engineering, maintenance, installation, design consulting, business planning, support, network planning and analysis.

1.14 **“Renewal Term”** has the meaning ascribed to that term in Section 8.1.

1.15 **“ACCELEVATE Agent”** means a person or entity that ACCELEVATE appoints to market, promote or re-sell Services on behalf of ACCELEVATE.

1.16 **“ACCELEVATE Data”** means all electronic data or information submitted by ACCELEVATE to SKYE in connection with the Services.

1.17 **“Service(s)”** means the products and services for the provision of Artificial Intelligence services in motor vehicles that may enable interactions with vehicle operators, and their respective passengers and may include, corporate messaging, consumer messaging, alerts, or other forms of advertising, made available by SKYE as designated by SKYE, including associated offline components. “Services” exclude Non-SKYE Applications.

1.18 **“Statement of Work”** or “SOW” means a statement of work for Professional Services and/or Deliverables that is executed by the parties.

1.19 **“Term”** has the meaning ascribed to that term in Section 8.1.

1.20 **“Territory”** means all territories worldwide, excluding Mexico and Latin America.

1.21 **“Users”** means individuals who are authorized by Customers to use the Services. Users may include but are not limited to Customer’s employees, consultants, contractors and agents, and third parties with which Customers transact business.

2. **SERVICES**

2.1 **Provision of Services.** Conditioned on the provisions in this Section 2 and the other terms and conditions of this Agreement and payment of the applicable Fees, SKYE hereby appoints ACCELEVATE, and ACCELEVATE hereby accepts, for the Term (unless terminated as provided in this Agreement), an appointment to act as a SKYE approved reseller of the Services in the Territory defined under section 1.20. ACCELEVATE shall market, promote and re-sell the Services to Customers and potential Customers, at its own expense and using its own efforts with its own sales force (including ACCELEVATE Agents). ACCELEVATE shall pay SKYE the Fees set forth in this Agreement. SKYE shall make the Services available to ACCELEVATE for re-sale to Customers pursuant to this Agreement.

2.3 **Revenue Share.** ACCELEVATE shall pay SKYE 35% of all Gross Revenue derived from software, SaaS, services, and subscriptions (excluding hardware sales) across the Services industry in the Territory, as well as all media revenue, including all revenue from any and all forms of advertising from the Services operation.

2.4 **Order Forms.** ACCELEVATE and SKYE shall enter into Order Forms with respect to each Customer in order to document the Services that are to be provided for such Customer and to allow SKYE to plan its delivery of Services.

2.5 **Non-Exclusive Customer Licenses.** ACCELEVATE may only resell non-exclusive rights to the Services and shall not grant any party any exclusive rights with respect to the Services.

2.6 **SKYE Responsibilities for the Services.** SKYE shall provide ACCELEVATE with the Services within the Territory for the purpose of the resale to Customers. The Services shall be made available by SKYE subject to any unavailability caused by circumstances beyond SKYE’s reasonable control, including any force majeure events as contemplated in Section 10.11 and any computer, communications, Internet service or hosting facility failures or delays involving hardware, software, power or other systems not within SKYE’s possession or reasonable control, and denial of service attacks. The Services may be temporarily limited, interrupted or curtailed due to maintenance, repair, modifications, upgrades or relocation. SKYE shall notify ACCELEVATE of scheduled and unscheduled network outages that are expected to last more than four (4) hours and that may affect the Services. SKYE shall be entitled to change the Services during the Term provided that SKYE will not materially reduce the capabilities provided by the Services.

2.7 **ACCELEVATE Responsibilities.** ACCELEVATE shall maintain marketing and customer service standards that are appropriate in order to maintain high-quality Services and to reflect favorably on ACCELEVATE's and SKYE's reputation. ACCELEVATE shall provide Customers with prompt, courteous, and efficient service, shall take every reasonable precaution not to disclose any Customer information, other than as permitted by any applicable privacy or sensitive personal information legislation, and shall deal with Customers honestly and fairly. ACCELEVATE shall be responsible for all activities of its Customers and ACCELEVATE shall (i) use commercially reasonable efforts to prevent unauthorized access to or use of the Services and shall notify SKYE promptly of any such unauthorized access or use; and (ii) comply with all applicable local, state, provincial, federal and foreign laws in respect to the promotion and re-sale of the Services.

2.8 **Mutual Obligations.** Neither party shall by way of statement, act or omission, discredit or reflect adversely upon the reputation of or the quality of the other party or the products or services provided by the other party.

For this purpose both parties may have a Pricing Committee, established with equal number of persons from each party, to set by unanimity or majority the terms, conditions, pricing and general conditions under which SKYE may offer and license the Services.

2.9 **Customer Contracts.** The Services shall be provided to Customers on terms and conditions that are mutually agreed to between SKYE and ACCELEVATE, in accordance with any applicable regulations. ACCELEVATE acknowledges that the Customer agreements will require commercially reasonable flow-down obligations that will apply to Users' use of the Services, including the right for SKYE to use data submitted and generated through the use of the Services. ACCELEVATE shall not make any representations or warranties on behalf of SKYE, or in any way bind or attempt to bind SKYE contractually or otherwise with any Customer(s) beyond SKYE's delivery of the Services.

2.10 **Restrictions.** ACCELEVATE shall not (and shall not authorize any third party to): (a) modify, translate, reverse engineer, decompile, disassemble, or create derivative works based on the Services except to the extent that enforcement of the foregoing restriction is prohibited by applicable law; (b) circumvent any user limits or other timing, use or functionality restrictions built into the Services; (c) remove any proprietary notices, labels, or marks from the Services (except to the extent ACCELEVATE is so permitted to for the purposes of re-branding the Services); or (d) access the Services in order to (i) build a competitive product or service, or (ii) copy any ideas, features, functions or graphics of the Services for use outside of the Services.

2.11 **Training and Real Time Data.** The parties acknowledge that the Services require ingestion of industry jargon/master data, initial training, as well as training updates from time to time, using data relevant to the Territory as well access to real time data provided via application programming interface or similar method. In addition, conversation and dialogue management shall be developed to address the specific use cases and solutions pursued by both parties. This entails crafting conversational patterns and responses that align with industry norms and ensuring that the AI is capable of addressing specific challenges and questions within the Territory context. Accordingly, throughout the Term of this Agreement, ACCELEVATE shall collaborate closely with SKYE providing SKYE with access to essential information real time data provided via application programming interface or similar method, guidance, and expertise needed to train and improve the Services for the vehicle operation (the "Training and Real Time Data") in the Territory. It is expected that the ACCELEVATE's contributions will encompass, but not be limited to:

A. Preprocessing of future data deliveries, including data cleaning, normalizing, and the annotation of datasets where necessary. This is to ensure that the data provided is in a usable format for immediate integration into the Services' machine learning models, optimizing the efficiency and effectiveness of the AI training process;

B. Regular provision of up-to-date and relevant data sets, including sales data, Customer Data, manufacturing data, customer behavior data (if applicable), conversational data and other forms of data relevant to the Territory;

C. Regular feedback and input to enhance the performance and accuracy of the Services, including the review of outputs, validation of model assumptions, and participation in testing and fine-tuning processes;

D. Assistance in the development of conversational scenarios and patterns specific to the Territory, including customer service inquiries, technical support questions, dealer interactions, and other typical dialogues; and

E. Provision of expert knowledge and insight on the industries in the Territory, to guide the development and refinement of the AI model, ensuring it is tailored to the realities of the Territory, its jargon, its nuances, and its evolving trends.

2.12 **Ownership and Proprietary Rights.** BEN, SKYE and its suppliers and/or licensors own and shall retain all right, title and interest (including without limitation all patent rights, copyrights, trademark rights, trade secret rights and other intellectual property rights), in and to the Services. All Artificial Intelligence, algorithms, source code, models, training data, patents, trade secrets, and intellectual property related to the Services shall remain the sole and exclusive property of SKYE. ACCELEVATE agrees that only SKYE shall have the right to

maintain, enhance or otherwise modify the Services. Except as expressly set forth in this Section 2, SKYE reserves all rights and grants ACCELEVATE no licenses of any kind, whether by implication, estoppel, or otherwise.

2.13 **Improvements.** SKYE shall own all right, title and interest in and to any enhancements and improvements to the Services made by ACCELEVATE or its Affiliates, jointly or independently, or resulting from use of the Training and Real Time Data, including, but not limited to, all patent, copyright, trade secret and other proprietary rights therein (collectively, "Improvements"). ACCELEVATE hereby assigns, and upon creation shall be deemed to have assigned, to SKYE all right title and interest in and to the Improvements. ACCELEVATE shall execute and deliver, and shall cause its personnel, contractors, sub-contractors and advisors to execute and deliver, without additional compensation (provided that SKYE prepares the applicable documents at its cost and expense), (i) such documents and instruments as SKYE may reasonably request to transfer and assign to SKYE all right, title and interest in the Improvements; and (ii) any and all applications or registrations for patents, copyrights and other intellectual property rights and any other instruments deemed necessary or appropriate for SKYE to secure and enforce such rights.

2.14 **Suggestions.** From time-to-time ACCELEVATE may provide SKYE with suggestions, enhancement requests, recommendations or other feedback relating to the Services ("Suggestions"). SKYE shall own all right, title and interest in and to any Suggestions, including, but not limited to, all patent, copyright, trade secret and other proprietary rights therein. ACCELEVATE hereby assigns, and upon creation shall be deemed to have assigned, to SKYE all right title and interest in and to the Suggestions. ACCELEVATE shall execute and deliver, and shall cause its personnel to execute and deliver, without additional compensation (provided that SKYE prepares the applicable documents at its cost and expense), (i) such documents and instruments as SKYE may reasonably request to transfer and assign to SKYE all right, title and interest in the Suggestions; and (ii) any and all applications or registrations for patents, copyrights and other intellectual property rights and any other instruments deemed necessary or appropriate for SKYE to secure and enforce such rights.

2.15 **Non-Competition.** During the Term, ACCELEVATE shall not: (a) directly or indirectly or by Affiliate entities or persons market, promote, or solicit customers or subscriptions for, supply, sell or re-sell any product or service in competition with the Services; (b) have any controlling interest in any entity that markets, promotes, sells or provides any product or service in competition with the Services; (c) enter into any agreements with any provider to resell, redistribute, sub-license or otherwise commercialize any product or service that competes with the Services; or (d) display on its website or elsewhere any advertising or

marketing materials of any provider of any product or service that competes with the Services. The parties acknowledge the need for each Customer to have continuity of service beyond such Customer's subscription period; accordingly, if either party gives timely written notice of non-renewal, then upon such notice ACCELEVATE may market to such Customers subscriptions for products or services in competition with the Services, for the period of time following such Customer's subscription period.

2.16 **ACCELEVATE's Use of Agents and Subcontractors.** ACCELEVATE may, without the prior written consent of SKYE, appoint ACCELEVATE Agents to market, promote and/or re-sell the Services within the Territory, provided that ACCELEVATE shall continue to be responsible for all of its duties and obligations under this Agreement and for any acts or omissions of any of its ACCELEVATE Agents, and any acts or omissions of any of its ACCELEVATE Agents shall be attributed to ACCELEVATE. ACCELEVATE shall: (a) be liable to SKYE for all losses, costs, damages and expenses of whatsoever nature, that SKYE may sustain or incur as a result or in connection with any act or omission of any ACCELEVATE Agent, and (b) indemnify SKYE, its officers, directors, employees, agents and Affiliates (including their officers, directors, employees, and agents) from and against any and all actions, causes of action, claims and demands of whatsoever nature caused by, arising directly or indirectly out of, or in connection with any acts or omissions of any ACCELEVATE Agent.

2.17 **Professional Services.** Upon execution of an SOW by the parties and subject to the terms and conditions set forth in Schedule A, ACCELEVATE may retain SKYE to provide Professional Services (including the development of Deliverables) for ACCELEVATE, all as described in such SOW. If ACCELEVATE submits a purchase order for Professional Services, such order shall not be binding upon SKYE until accepted by SKYE. SKYE shall respond to each such order submitted by ACCELEVATE within five (5) business days following receipt thereof. Once an order has been accepted, it shall be subject to the terms and conditions of this Agreement (such terms superseding any and all pre-printed terms and/or conditions within such order).

2.18 **Customer and ACCELEVATE Data.** SKYE shall have the non-exclusive, irrevocable, perpetual, royalty-free, sublicensable and transferable right to use the Customer Data and ACCELEVATE Data to provide the Services in accordance with this Agreement, to improve the Services and to train and improve the software and artificial intelligence models used by SKYE in its business, and ACCELEVATE shall obtain such rights from its Customers for the benefit of SKYE. Subject to the rights granted to SKYE pursuant to this Agreement, SKYE acquires no right, title or interest (i) from ACCELEVATE in or to any ACCELEVATE Data or (ii) from any Customers in or to Customer Data, including in each instance any intellectual

property rights therein. Notwithstanding the foregoing, the Parties will work together to expand the rights for SKYE to use the Customer Data to the extent permitted by applicable law. Moreover, to the extent ACCELEVATE obtains broader rights in the Customer Data than are granted to SKYE in this Agreement, such broader rights shall be deemed to have been automatically granted to SKYE hereunder. Notwithstanding anything to the contrary in this Section 2.19, the Parties agree to comply with any applicable state data protection laws in the Territory. SKYE shall implement technical and organizational measures to protect Customer Data; notify ACCELEVATE within 48 hours of any data breach; and allow ACCELEVATE to conduct annual compliance audits (at ACCELEVATE's expense).

2.19 **Trademarks.** SKYE hereby grants ACCELEVATE during the Term of this Agreement a nonexclusive, nontransferable non-sublicensable, royalty-free license to use trademarks and associated logos, including the name "Brand Engagement Network" (or similar name agreed between the parties) (collectively, "Marks") solely in connection with the marketing and sale of the Services. Any use of Marks shall be in accordance with SKYE's trademark usage policies, with proper markings and legends, and subject to SKYE's prior written approval in each case. Accordingly, ACCELEVATE shall provide SKYE with copies of all marketing materials regarding the Services before they are distributed, and shall not use or distribute any such materials without SKYE's approval. SKYE may withdraw any approval of any use of its Marks at any time in its sole discretion, although no such withdrawal shall require the recall of any previously published or distributed materials that was approved by SKYE. ACCELEVATE shall reasonably cooperate with SKYE in facilitating SKYE's monitoring and control of the nature and quality of products and services bearing the Marks, and shall supply SKYE with specimens of ACCELEVATE's use of the Marks upon request. If SKYE notifies ACCELEVATE that ACCELEVATE's use of the Marks is not in compliance with SKYE's trademark policies or is otherwise deficient, then ACCELEVATE shall promptly comply with such policies or otherwise as reasonably directed by SKYE. ACCELEVATE shall not make any express or implied statement or suggestion, or use the Marks in any manner, that dilutes, tarnishes, degrades, disparages or otherwise reflects adversely on SKYE or its business, products or services. ACCELEVATE acknowledges that the Marks are and shall remain owned by SKYE. ACCELEVATE shall not gain any right, title or interest with respect to the Marks by use thereof, and all rights and goodwill associated with the Marks shall inure to the benefit of SKYE.

3. SERVICES SETUP AND OPERATION

3.1 **Launch of the Services with ACCELEVATE.** Upon execution of this Agreement, the parties will co-operate and use commercially reasonable efforts to integrate the Services with any ACCELEVATE software or infrastructure with which the Services need to interact in

order to allow the Services to be marketed by ACCELEVATE to Customers in the Territory. Once the Services have been integrated with ACCELEVATE's software or infrastructure and the parties agree that the integrated Services are of a reasonable quality (having regard to similar commercial offerings), the ACCELEVATE shall be entitled to begin reselling the Services to Customers in the Territory.

3.2 **Support.** SKYE shall provide basic support for the Services to ACCELEVATE at no additional charge, and shall provide upgraded support for the Services to ACCELEVATE if purchased separately by ACCELEVATE. ACCELEVATE shall be responsible for providing First Line Support to Customers and Users of the Services. For the purposes of this Agreement, "First Line Support" means (i) fielding each initial call on a Services problem or other inquiry from a Customer or User; (ii) generating and issuing a trouble ticket containing a reference/tracking number to the Customer or User (i.e., provision of a ACCELEVATE support number to the Customer or User); (iii) to the extent reasonably possible, identifying the problem or performance deficiency in the Services; (iv) by reference to only a troubleshooting guide that may be provided by SKYE, attempted resolution of the problem; (v) where such problem has not been resolved, preparation of an error notification in relation to the problem or performance deficiency; (vi) managing communications and expectations with the Customer and/or User until the problem is referred to SKYE; and (vii) escalating the error notification to SKYE. Under no circumstances will SKYE be obliged to deal directly with a Customer or User.

3.3 **White Labelling.** If mutually agreed by the parties in writing, SKYE shall brand the Services with ACCELEVATE-specific branding prior to making the Services available for re-sale by ACCELEVATE. The Services shall also be branded with "powered by SKYE" (or a similar phrase) marks and logos as specified by SKYE. The Services shall in all cases retain any relevant patent, copyright and/or other intellectual property notices as may be determined to be appropriate by SKYE. ACCELEVATE shall provide, in softcopy/electronic format as reasonably specified by SKYE, the ACCELEVATE-specific branding to be used to white-label the Services. SKYE shall provide ACCELEVATE with access to the white-labelled Services to review prior to making any production versions of the white-labelled Services commercially available for re-sale by ACCELEVATE. ACCELEVATE shall use commercially reasonable efforts to promptly review the white-labelled Services. The ACCELEVATE-specific branding will be applied to the Services by SKYE for the fees specified in the applicable SOW for such Professional Services. SKYE shall only use any ACCELEVATE-specific branding materials provided to SKYE for the purposes of re-branding the Services as contemplated in this Section 3.3 and for the operation of the white-labelled Services. Except for the foregoing limited rights, ACCELEVATE shall retain all right, title and interest in the ACCELEVATE-specific branding provided to SKYE.

3.4 **Acquisition of Non-SKYE Products and Services.** SKYE or third parties may from time to time make available to ACCELEVATE third-party products or services, including but not limited to Non-SKYE Applications and implementation, customization and other consulting services. Any acquisition by ACCELEVATE of such non-SKYE products or services, and any exchange of data between ACCELEVATE or its Customers and any non-SKYE provider, is solely between ACCELEVATE or the applicable Customer, as the case may be, and the applicable non-SKYE provider. SKYE does not warrant or support non-SKYE products or services, whether or not they are designated by SKYE as "certified" or otherwise, except as specified in an Order Form.

3.5 **Non-SKYE Applications and Customer and ACCELEVATE Data.** If ACCELEVATE or any of its Customers installs or enables Non-SKYE Applications for use with the Services, ACCELEVATE acknowledges that SKYE may allow providers of those Non-SKYE Applications to access Customer Data and ACCELEVATE Data as required for the interoperation of such Non-SKYE Applications with the Services. SKYE shall not be responsible for any disclosure, modification or deletion of any Customer Data and ACCELEVATE Data resulting from any such access by Non-SKYE application providers. The Services shall allow Customers to restrict such access by restricting Customer users from installing or enabling such Non-SKYE applications for use with the Services.

3.6 **Integration with Non-SKYE Services.** The Services may contain features designed to interoperate with Non-SKYE Applications. To use such features, ACCELEVATE and Customers may be required to obtain access to such Non-SKYE Applications from their providers. If the provider of any such Non-SKYE application ceases to make the Non-SKYE application available for interoperation with the corresponding Service features on reasonable terms, SKYE may cease providing such Service features without entitling ACCELEVATE or any Customers to any refund, credit, or other compensation.

3.7 **SKYE Protection of Customer Data.** SKYE shall maintain commercially reasonable administrative, physical, and technical safeguards for protection of the security, confidentiality and integrity of Customer Data. SKYE will abide by all applicable State and Federal laws including, to the extent applicable, the Gramm Leach Bliley Act and the Federal Trade Commission "Safeguards Rule." SKYE will work with ACCELEVATE in countries where the Services could be deployed to abide by that particular country's laws regarding consumer information.

3.8 **ACCELEVATE Responsibilities.** ACCELEVATE shall (i) be responsible for Customers' and Users' compliance with SKYE's policies and procedures applicable to the Services; (ii) be responsible for the accuracy, quality and legality of the Customer Data and of the means by which it was acquired. ACCELEVATE shall not: (a) make the Services available to anyone

other than Customer and Users; (b) sell, resell, rent or lease the Services outside the Territory; (c) use the Services to store or transmit infringing, libelous, or otherwise unlawful or tortious material, or to store or transmit material in violation of third-party privacy rights; (d) use the Services to store or transmit Malicious Code; (e) interfere with or disrupt the integrity or performance of the Services or third-party data contained therein; or (f) attempt to gain unauthorized access to the Services or their related systems or networks. ACCELEVATE shall, solely at its own cost, employ experienced salespeople who are knowledgeable concerning the functions and advantages of the Services and experienced technical personnel who are knowledgeable concerning the functions, specifications and advantages of the Services.

3.9 **Usage Limitations.** If SKYE opts to impose Services limitations on all customers, such as but not limited to disk storage space and application programming interface calls, SKYE will use commercially reasonable efforts to provide at least three (3) months written notice of such limitations to ACCELEVATE.

4. PAYMENT TERMS AND TAXES

4.1 **Fees.** ACCELEVATE shall pay SKYE 35% of all amounts collected from Customers for the Services (excluding hardware sales) and any products and services sold/leased/licensed to Customers in connection with or related to the Services.

4.2 **Payment Terms.** ACCELEVATE will pay SKYE the Fees within ten (10) days following the end of the calendar month in which ACCELEVATE collected involved amounts, in whole or in part, from the Customer(s). All amounts are payable in United States dollars unless otherwise specified in an Order Form. Overdue amounts shall accrue interest at the lesser of one- and one-half percent (1.5%) per month (19.57% annually) or the maximum rate allowed by law.

4.3 **Taxes.** The Fees do not include any taxes, levies, duties or similar governmental assessments of any nature, including but not limited to value-added, goods and services, harmonized, sales, use or withholding taxes, assessable by any local, state, provincial, federal or foreign jurisdiction (collectively, “Taxes”). ACCELEVATE is responsible for paying all Taxes associated with its sales of the Services. For clarity, SKYE is solely responsible for taxes assessable against SKYE based on its income, property and employees.

5. **CONFIDENTIALITY**

5.1 **Definition of Confidential Information.** “Confidential Information” means any and all information disclosed by either party to the other which is marked “confidential” or “proprietary” or which the recipient knows or has reason to know is regarded by the disclosing party as such, including oral information. “Confidential Information” does not

include any information that the receiving party can demonstrate was or is: (a) at the time of disclosure to it, in the public domain; (b) after disclosure to it, published or otherwise becomes part of the public domain through no fault of the receiving party; (c) in the possession of the receiving party at the time of disclosure to it; (d) received after disclosure to it from a third party who had a lawful right to disclose such information to it without any obligation of confidentiality; or (e) independently developed by the receceAccelevateng party without reference to Confidential Information of the disclosing party. In addition, the receiving party shall not be considered liable or in breach for disclosing Confidential Information which is required to be disclosed by judicial or governmental action; provided that prompt notice is given to the disclosing party wherever possible in order to enable it to seek a protective order or otherwise prevent such disclosure.

5.2 **Securities Compliance.** ACCELEVATE (i) is aware that SKYE may become a reporting company under the Securities Exchange Act of 1934, as amended (the "Act"), and that the United States Securities and Exchange Commission (the "SEC") has promulgated laws, rules and regulations relating to the purchase or sale of securities by persons who have material, non-public information about a public company from purchasing or selling securities of that company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell those securities, (ii) is familiar with the Act, and (iii) shall not use, nor cause any third party to use, any Confidential Information in contravention of the Act or any such laws, rules or regulations, and shall take all reasonable measures to avoid disclosure of Confidential Information except as permitted by this Agreement.

6. WARRANTIES AND DISCLAIMERS

6.1 **Warranties.** Each party warrants to the other party that the other party warrants that (i) it has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder; (ii) this Agreement does not and will not conflict with any other agreement to which it is a party; (iii) it will comply with all applicable laws in its performance hereunder; and (iv) it owns or has the right to use all intellectual property rights it is providing hereunder.

6.2 **ACCELEVATE Indemnity.** ACCELEVATE shall defend and/or settle at its expense, any claims, actions or proceedings against SKYE and its Affiliates and its and their officers, directors, employees, agents, licensors and suppliers ("Indemnitees") to the extent arising out of or relating to (i) product liability or death, bodily injury or damage to tangible property, real or tangible, caused by or arising out of any act or omission of ACCELEVATE or any of its Affiliates; (ii) ACCELEVATE's or any of its Affiliates' negligence or willful misconduct; (iii) any act or omission of ACCELEVATE or any of its Affiliates in connection with the Services; or (iv)

any misrepresentation or unauthorized warranty made by ACCELEVATE or any of its Affiliates relating to the Services, and ACCELEVATE shall pay any settlements entered into by, or judgments against, the Indemnitees arising out of such claims, actions or proceedings.

6.3 **Disclaimer.** EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 6, THE SERVICES ARE PROVIDED "AS IS" AND WITHOUT ANY WARRANTY OF ANY KIND. SKYE DOES NOT WARRANT THAT THE SERVICES WILL BE ERROR-FREE OR THAT THEY WILL WORK WITHOUT INTERRUPTIONS. TO THE FULL EXTENT PERMITTED BY LAW, THE WARRANTIES STATED IN THIS SECTION 6 ARE EXCLUSIVE AND SKYE DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDED BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY, QUALITY, NON-INFRINGEMENT, TITLE, OR FITNESS FOR A PARTICULAR PURPOSE.

7. INDEMNIFICATION UNDER THIS AGREEMENT AND EACH PARTY'S CONFIDENTIALITY OBLIGATIONS

7.1 **SKYE Indemnity.** SKYE shall defend and/or settle at its expense, any claims, actions or proceedings against ACCELEVATE to the extent arising out of or relating to third party claims that the Services infringe such third party's U.S. patent issued as of the Effective Date, or U.S. copyright, and SKYE shall pay any settlements entered into by, or judgments against, ACCELEVATE arising out of such claims, actions or proceedings. SKYE shall have no liability for any infringement or misappropriation action or claim to the extent arising from: (i) any modification of the Services by or at the request of ACCELEVATE; (ii) the combination of the Services with any non-SKYE product or service, where but for such combination, no infringement would exist; or (iii) continued allegedly infringing activity by ACCELEVATE after having been notified of modifications that would have avoided the alleged infringement. In the event the Services are held or are believed by SKYE to infringe any third party rights, SKYE shall have the option, at its expense, to (a) replace or modify the Services to be non-infringing; (b) obtain for ACCELEVATE a license to continue using the Services; or (c) if neither (a) nor (b) are practical in SKYE's sole opinion, terminate the Services and refund any prepaid but unused Fees. This Section 7.1 states SKYE's entire liability and ACCELEVATE's exclusive remedy for any claim of infringement or misappropriation of any third-party rights.

7.2 **ACCELEVATE Indemnity.** ACCELEVATE shall defend and/or settle at its expense, any claims, actions or proceedings against SKYE and its Affiliates and its and their officers, directors, employees, agents, licensors and suppliers to the extent arising out of or relating to (i) product liability or death, bodily injury or damage to tangible property, real or tangible, caused by or arising out of any act or omission of ACCELEVATE or any of its Affiliates; (ii) ACCELEVATE's or any of its Affiliates' negligence or willful misconduct; (iii) any act or omission of ACCELEVATE or any of its Affiliates in connection with the Services; or (iv) any misrepresentation or unauthorized warranty made by ACCELEVATE or any of its Affiliates

relating to the Services, and ACCELEVATE shall pay any settlements entered into by, or judgments against, SKYE arising out of such claims, actions or proceedings.

8. TERM AND TERMINATION

8.1 **Term.** This Agreement shall commence on the Effective Date and shall continue for an initial term of five (5) years, and shall renew for successive terms of one year each, unless any of the parties notifies the other its desire not to renew the Agreement with at least sixty (60) business days before the renewal date.

8.2 **Termination.** This Agreement may be terminated: (a) by either party if the other party materially breaches this Agreement and fails to cure such breach within thirty (30) days after receiving written notice of the breach; (b) by SKYE if ACCELEVATE fails to make any payment due hereunder within thirty (30) days after receiving written notice of the breach, the non-breaching party may terminate this Agreement on written notice at any time following the end of such thirty (30) day period; and (c) if either party becomes insolvent (i.e., becomes unable to pay its debts in the ordinary course of business as they come due) or makes an assignment for the benefit of creditors, then the other party may terminate this Agreement immediately upon notice.

8.3 **Survival.** The following sections shall survive the termination or expiration of this Agreement for any reason: 1, 2.13, 2.14, 2.15, 2.19, 4, 5, 7, 8.3, 8.4, 8.5, 9, 10 and any payment obligations incurred prior to the expiration or termination of this Agreement.

8.4 **Effect of Termination.** Upon expiration or termination of this Agreement, ACCELEVATE shall cease all use of the Services, and shall promptly return all copies of the documentation for the Services to SKYE or else destroy those copies and provide assurances (signed by an officer of ACCELEVATE) to SKYE that it has done so.

8.5 **Rights upon Termination.** Termination is not an exclusive remedy and is in addition to other rights or remedies that may be available. Upon any termination for cause by ACCELEVATE, SKYE shall refund ACCELEVATE any prepaid Fees covering the remainder of the term of all subscriptions after the effective date of termination. Upon any termination for cause by SKYE, ACCELEVATE shall pay any unpaid Fees. In no event shall any expiration or termination relieve ACCELEVATE of the obligation to pay any Fees payable to SKYE. Following termination, and for any Customers to whom ACCELEVATE has sold subscriptions for the Services during the Term, SKYE will continue to provide Services for such Customers for the remainder of their then-current subscription period (as of the effective date of termination or expiration of this Agreement) subject to payment of the applicable Fees for such Customers and subject to ACCELEVATE's continued compliance with the terms and conditions of this Agreement, which shall continue in respect to such Customers. It is

agreed between both the parties that once the ACCELEVATE has sold a subscription for the Services to a Customer during the Term with a duration longer than the Term (which shall require the written approval of SKYE) and this Agreement terminates in accordance with its terms, the Services for any such Customer shall continue with both parties continuing to provide services to such Customer in the manner prescribed in this Agreement.

9. LIMITATION OF LIABILITY

9.1 WITH THE EXCEPTION OF A PARTY'S OBLIGATION TO PROVIDE INDEMNIFICATION UNDER THIS AGREEMENT AND EACH PARTY'S CONFIDENTIALITY OBLIGATIONS, IN NO EVENT SHALL EITHER PARTY, OR ITS LICENSORS OR SUPPLIERS BY VIRTUE OF THIS AGREEMENT, HAVE ANY LIABILITY TO ANY OTHER PARTY FOR ANY LOST PROFITS OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY INCIDENTAL, PUNITIVE, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE LIMITATIONS SET FORTH IN THIS SECTION 9 DO NOT APPLY TO ANY INFRINGEMENT OR MISAPPROPRIATION BY EITHER PARTY OR ITS CONTRACTORS OF THE OTHER PARTY'S INTELLECTUAL PROPERTY RIGHTS. IN NO EVENT SHALL SKYE, ITS AFFILIATES OR ITS OR THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, LICENSORS OR SUPPLIERS BE LIABLE TO RESELLER FOR MORE THAN THE AMOUNT OF ANY ACTUAL DIRECT DAMAGES UP TO THE GREATER OF U.S. $100,000.00 (OR EQUIVALENT IN LOCAL CURRENCY) OR THE FEES FOR THE SERVICES THAT ARE THE SUBJECT OF THE CLAIM, REGARDLESS OF THE CAUSE AND WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE. THE PARTIES AGREE THAT THIS SECTION 9 REPRESENTS A REASONABLE ALLOCATION OF RISK.

10. GENERAL

10.1 **Invoices.** The terms, provisions or conditions of any purchase order or other business form or written authorization used by either party will have no effect on the rights, duties or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of the receiving party to object to those terms, provisions or conditions.

10.2 **Marketing Activities.** Following the execution of this Agreement, the parties may issue a joint press release highlighting the relationship contemplated by this Agreement. Notwithstanding the foregoing, neither party will publish a press announcement related to this Agreement without prior written consent of the other party.

10.3 **Assignment.** Neither party may assign any of its rights or delegate any of its obligations under this Agreement, whether by operation of law or otherwise, without the prior express written consent of the other party, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, SKYE may assign this Agreement in connection with any merger or acquisition or sale of all or substantially all of SKYE's or any of its Affiliates' assets or stock. Such assignment will not in any event relieve the assignor of any obligations that accrue under this Agreement prior to any such assignment. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties, their respective successors and permitted assigns. Any attempted assignment in violation of this Section 10.3 shall be null and void.

ACCELEVATE can assign this license in part or total to a subsidiary company, with previous notice to SKYE and if SKYE does not oppose such assignment in five business days.

10.4 **Right of First Refusal.** For the Term of this Agreement in the event ACCELEVATE or a party directly or indirectly controlling ACCELEVATE, proposes to enter into a sale or other transfer of a controlling interest in such entity, or a sale of all or substantially all of its assets (a "Proposed Sale") to a Qualified Purchaser (as defined below), in each case, pursuant to a transaction or series of related transactions, SKYE shall have the right, but not the obligation, to purchase such controlling interest or such assets, as applicable, at the same purchase price and on substantially similar terms and conditions as the Proposed Sale (the "Right of First Refusal"). SKYE shall have 30 business days after receipt of notice of the Proposed Sale (which such notice shall be promptly delivered by ACCELEVATE to SKYE following receipt of a bona fide offer for such Proposed Sale) to elect to exercise the Right of First Refusal. For the Term of this Agreement, ACCELEVATE and each party directly or indirectly controlling ACCELEVATE shall be prohibited from consummating a Proposed Sale prior to ACCELEVATE achieving the Exclusivity Fee or with a person or entity that is not a Qualified Purchaser without the express written consent of SKYE, which consent may be provided or withheld in its sole discretion. Any consummation of a Proposed Sale in contravention of this Agreement shall be void ab initio. For purposes of this Agreement, a "Qualified Purchaser" shall be any person or entity that is not engaged in the development, licensing, sale, use, provision or monetization of artificial intelligence applications in the Territory.

10.5 **Waiver and Amendment.** No modification, amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by the party to be charged. No failure or delay by either party in exercising any right, power, or remedy under this Agreement, except as specifically provided herein, shall operate as a waiver of any such right, power or remedy.

10.6 **Choice of Law; Jurisdiction; Venue.** This Agreement shall be governed by the laws of the State of Texas without regard to its conflict of law principles. ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE EXCLUSIVELY RESOLVED IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF TEXAS, SHERMAN DIVISION. Each Party irrevocably waives any objection to such jurisdiction or venue on the grounds of forum non conveniens, lack of personal jurisdiction, or otherwise. The application of the United Nations Convention on Contracts for the International Sale of Goods to this Agreement is expressly excluded. The parties confirm that it is their wish that this Agreement as well as all other documents relating to this Agreement, including notices, be drawn up in English only.

10.7 **Compliance with Laws.** Each party shall comply with all applicable laws and regulations regarding the general conduct of business including without limitation all relevant anti-corruption and anti-bribery laws, including the United States Foreign Corrupt Practices Act. ACCELEVATE agrees to fully comply with all export, re-export and import restrictions and regulations of all agencies and/or authorities of any applicable countries.

10.8 **Notices.** All notices, demands or consents required or permitted under this Agreement shall be in writing and delivered to the addresses set forth above. Notice shall be considered delivered and effective on the earlier of actual receipt or one day following dispatch registered overnight carrier (such as FedEx or UPS). Notice shall be sent to the parties at the addresses set forth on the first page of this Agreement or at such other address as shall be specified by either party to the other in a notice in accordance with this Section 10.8.

10.9 **Independent Contractors.** The parties are independent contractors. This Agreement does not create a legal partnership (notwithstanding any use of the term "partner" by the parties, which if used is meant only to convey a spirit of cooperation between the parties), or a joint venture, agency, employee/employer relationship, or franchisee/franchisor relationship between the parties. Neither party shall have any right, power or authority to create any obligation or responsibility on behalf of the other.

10.10 **Severability.** If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, such provision shall be changed and interpreted so as to best accomplish the objectives of the original provision to the fullest extent allowed by law and the remaining provisions of this Agreement shall remain in full force and effect.

10.11 **Force Majeure.** Except for each party's obligations to pay money, neither party shall be deemed to be in breach of this Agreement for any failure or delay in performance caused by reasons beyond its reasonable control, including but not limited to acts of God, earthquakes, wars, pandemics, terrorism, communication failures, strikes or shortages of materials.

10.12 **Headings and References.** The headings and captions used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

10.13 **Counterparts.** This Agreement may be executed in counterparts, both of which, when taken together, shall constitute a signed agreement binding upon the parties. Delivery of a signed counterpart of this Agreement by facsimile transmission, in paper copy by courier or regular mail or as an email attachment in PDF format shall constitute valid and sufficient delivery thereof.

10.14 **SKYE Affiliates.** SKYE may use one or more Affiliates to perform its obligations under this Agreement, provided that such use will not affect SKYE's obligations hereunder.

10.15 **Complete Understanding.** This Agreement, including all Order Forms, Statements of Work and Schedules, constitutes the final, complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous agreement.

Signature Page to Follow

IN WITNESS WHEREOF, the authorized representatives of the parties hereby bind the parties by signing below:

High Tide Energy, Inc. dba Accelevate Solutions

Name: Charles L. Maury

Title: CEO

Signature: Charles L. Maury
Charles L. Maury (May 7, 2026 14:44:33 MDT)

Date: 07/05/26

SKYE AI USA, LLC

Name: James D Hendernson Jr.

Title: Managing Director

Signature: James D Hendernson Jr.
James D Hendernson Jr. (May 7, 2026 12:52:11 PDT)

Date: 07/06/26

Brand Engagement Network Inc. ("BEN")

Name: James D. Henderson, Jr.

Title: Corporate Counsel

Signature: James D Hendernson Jr.
James D Hendernson Jr. (May 7, 2026 12:52:11 PDT)

Date: 07/05/26

SKYE AI - Accelevate (USA)

Final Audit Report 2026-05-07

Created:	2026-05-07
By:	JOSE OROPEZA GARCIA (joropeza@ghs.com.mx)
Status:	Signed
Transaction ID:	CBJCHBCAABAAN48i4wt3HSrnwkUZcxjE6N2PBJ6rk436

"SKYE AI - Accelevate (USA)" History

Document created by JOSE OROPEZA GARCIA (joropeza@ghs.com.mx)
2026-05-07 - 7:30:49 PM GMT

Document emailed to James D Hendernson Jr. (legal@beninc.ai) for signature
2026-05-07 - 7:30:55 PM GMT

Document emailed to Charles L. Maury (clm@accelevatesolutions.com) for signature
2026-05-07 - 7:30:55 PM GMT

Email viewed by Charles L. Maury (clm@accelevatesolutions.com)
2026-05-07 - 7:31:31 PM GMT

Email viewed by James D Hendernson Jr. (legal@beninc.ai)
2026-05-07 - 7:42:37 PM GMT

Document e-signed by James D Hendernson Jr. (legal@beninc.ai)
Signature Date: 2026-05-07 - 7:52:11 PM GMT - Time Source: server - Signature Appearance Selected: TYPE

Document e-signed by Charles L. Maury (clm@accelevatesolutions.com)
Signature Date: 2026-05-07 - 8:44:33 PM GMT - Time Source: server - Signature Appearance Selected: TYPE

Agreement completed.
2026-05-07 - 8:44:33 PM GMT